Exhibit 8.1

Subsidiaries of GENFIT S.A.

Name of Subsidiary	State/Jurisdiction of Incorporation
Genfit Corp.	Delaware (USA)
Verantis AG	Switzerland
Versantis Inc	Delaware (USA)